Exhibit 10.6

Clean Diesel Technologies, Inc.

CONVERTIBLE PROMISSORY NOTE

Principal Amount US$500,000.00	Oxnard, California
June 30, 2016

For value received, the undersigned Clean Diesel Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to Haldor Topsøe A/S (“Payee”), or order, the principal sum of Five Hundred Thousand Dollars (US$500,000.00), together with interest at the rate hereinafter provided for on the unpaid principal balance of this promissory note (this “Note”) from time to time outstanding until paid in full.

Interest shall accrue on the unpaid and outstanding principal balance of this Note commencing on the date hereof and continuing until repayment of this Note in full at a rate per annum equal to Eight Percent (8.00%). The principal, along with any accrued but unpaid interest shall be due and payable in full on December 31, 2016 (the “Maturity Date”). This Note shall bear no prepayment penalty.

Maker shall make all payments hereunder to Payee in lawful money of the United States and in immediately available funds. Payments shall be applied first to accrued and unpaid interest, then to principal.

Payee shall have the right to convert the principal balance of this Note at any time before payment by written notice to Maker exercising Payee’s optional right to convert the principal balance into the common stock of Maker at a conversion price of $0.3243 per share (subject to adjustment for stock splits, reverse stock splits, and similar events) (the “Conversion Price”).

Provided that (i) Maker’s common shares continue to be listed on NASDAQ and (ii) no Event of Default (as defined below), and no event that with the passage of time and/or the giving of notice would be an Event of Default, has occurred and is continuing, Maker shall have the right to mandatorily convert the principal balance of this Note into the common stock of Maker at the Conversion Price by written notice to Payee delivered at any time before payment and following the date of conversion of an aggregate of at least $7,500,000 in principal amount of indebtedness owed by Payee to Kanis, S.A. into the common stock of Maker. Accrued interest shall not be convertible into common stock of Maker and any interest that has accrued on principal amount converted into common stock shall be paid in cash at the time of such conversion.

Notwithstanding anything in this Note to the contrary, this Note and that certain Senior Convertible Promissory Note in the principal amount of $750,000 issued by Maker to Payee concurrently with the issuance of this Note, collectively shall not be convertible by Payee or Maker into more than 3,896,750 shares (subject to adjustment for stock splits, reverse stock splits, and similar events) of Maker’s common stock and/or other securities convertible or exercisable for such number of shares of Maker’s common stock (the “Conversion Limit”).  Any principal amount that cannot be converted into common stock or other securities of Maker because of the Conversion Limit shall remain due and payable under the terms of this Note.

The maturity of this Note may be accelerated by Payee upon the occurrence of any one or more of the following (each, an “Event of Default”), in which event Payee shall be entitled to payment of, and Maker shall be obligated to pay, the then outstanding principal and accrued and unpaid interest with such payment obligation being immediately due and payable:

(a)        Any payment of principal or interest payable hereunder by Maker shall not be received by Payee within two (2) days after the date such payment is due;

(b)        A breach or default by Maker of any of the other terms, conditions or covenants of this Note, which breach or default continues for ten (10) days after notice thereof by Payee to Maker;

(c)        There shall occur any breach or default that continues after the expiration of any applicable grace or cure period under any other agreement of Maker with Payee or its affiliates;

(d)       The institution by Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or the consent by it to the filing of any such proceeding; or

(e)        If, within sixty (60) days after the commencement of an action against Maker (and service of process in connection therewith on Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Maker or all orders or proceedings thereunder affecting the operations or the business of Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Maker of any trustee, receiver or liquidator of Maker or of all or any substantial part of the properties of Maker, such appointment shall not have been vacated.

Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this Note or of any document or instrument evidencing any security for payment of this Note.

Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date.

Maker agrees to pay all reasonable costs of collection and enforcement of this Note, including but not limited to reasonable attorney’s fees and disbursements, whether or not any lawsuit or other legal action is instituted to enforce this Note, including without limitation if Payee seeks the advice or assistance of an attorney as a result of or in connection with any default, or if Maker becomes the debtor or otherwise becomes the subject of any bankruptcy, insolvency or other proceeding for the readjustment of indebtedness.

No addition to or amendment of this Note shall be admissible, enforceable or effective unless it is set forth in a writing duly executed by the party against whom the addition or amendment is sought to be enforced.

Nothing contained in this Note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount which the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this Note then outstanding, and any excess shall be returned to Maker.

This Note will be governed by and construed under the laws of the State of California. In any action brought under or arising out of this Note, the Maker hereto hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed in California.

Maker:

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Matthew Beale
Name: Matthew Beale
Title: Chief Executive Officer